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                                                                   EXHIBIT 3.3

Filed May 9, 1996 with Secretary of State, Tallahassee, Florida


                             ARTICLES OF AMENDMENT
                                       TO
                           ARTICLES OF INCORPORATION
                                       OF
                        PHOENIX INTERNATIONAL LTD., INC.


         1. The name of the corporation is Phoenix International, Ltd., Inc. (the "Corporation").

         2. The date of adoption by the Corporation's Board of Directors of the resolution approving a 2.3231-for- one division of all shares of the Company's capital stock outstanding on May 6, 1996 pursuant to this Amendment to the Corporation's Articles of Incorporation is May 6, 1996.

         3. All classes of the Corporation's authorized capital stock will be subject to the division effected by this Amendment to the Corporation's Articles of Incorporation.

         4. This Amendment to the Corporation's Articles of Incorporation does not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and does not result in the percentage of authorized shares that remain unissued after the division exceeding the percentage of authorized shares that were unissued before the division.

         5. Pursuant to Section 607.1006 and Section 607.10025 of the Florida Business Corporation Act (the "Act"), the first paragraph of Section A of Article III of the Articles of Incorporation of the Corporation is hereby amended as follows:


                                      "III

                                 CAPITAL STOCK

         A.      Common Stock

                 The aggregate number of shares of common stock which the Corporation shall have authority to issue is 12,750,000 shares consisting of: 1,500,000 shares of Class A Common Stock, par value $0.0043 per share (the "Class A Stock"); 10,000,000 shares of Class B Common Stock, par value $0.43 per share (the "Class B Stock"); 200,000 shares of Class C Common Stock, par value $2.15 per share (the "Class C Stock"); 50,000 shares of Class D Common Stock, par value $4.30 per share (the "Class D Stock"); and 1,000,000 shares of Class E Common Stock, par value $1.08 per share (the "Class E Stock," and, together with the Class A Stock, Class B Stock, Class C Stock, and Class D Stock, the "Common Stock")."

         6. The division of shares effected by this Amendment is to become effective on the date of filing hereof with the Secretary of State of Florida.






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         7.      This Amendment to the Corporation's Articles of Incorporation
was adopted by the Corporation's Board of Directors without shareholder action because shareholder action was not required pursuant to Section 607.10025 of the Act.

         IN WITNESS WHEREOF, Phoenix International, Ltd., Inc. has caused these Articles of Amendment to be executed on this 7th day of May, 1996.

                            PHOENIX INTERNATIONAL LTD., INC.


                            By:  /s/ Bahram Yusefzadeh
                                --------------------------------------
                                     Bahram Yusefzadeh,
                                     Chief Executive Officer and
                                     Director of Phoenix International
                                     Ltd., Inc.